C.H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer (952) 683-3474
Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE
C.H. ROBINSON REPORTS THIRD QUARTER RESULTS
MINNEAPOLIS, October 31, 2017 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended September 30, 2017. This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the segment service line net revenues discussed below as our segments have revenues from multiple service lines. Summarized financial results are set forth in the following table (dollars in thousands, except per share data).

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% change	2017	2016	% change
Total revenues	$3,784,451	$3,355,754	12.8%	$10,909,594	$9,729,438	12.1%
Net revenues:
Transportation
Truckload	$301,025	$309,027	-2.6%	$887,865	$960,451	-7.6%
LTL	101,870	96,447	5.6%	301,706	287,518	4.9%
Intermodal	7,478	7,676	-2.6%	23,278	25,961	-10.3%
Ocean	81,182	56,506	43.7%	217,495	175,243	24.1%
Air	25,529	19,897	28.3%	73,166	58,424	25.2%
Customs	17,421	12,320	41.4%	49,810	34,649	43.8%
Other logistics services	29,580	26,771	10.5%	87,563	76,965	13.8%
Total transportation	564,085	528,644	6.7%	1,640,883	1,619,211	1.3%
Sourcing	29,761	29,818	-0.2%	95,318	96,801	-1.5%
Total net revenues	593,846	558,462	6.3%	1,736,201	1,716,012	1.2%

Operating expenses	399,381	347,195	15.0%	1,171,958	1,072,046	9.3%
Income from operations	194,465	211,267	-8.0%	564,243	643,966	-12.4%
Net income	$119,186	$129,028	-7.6%	$352,337	$391,081	-9.9%
Diluted EPS	$0.85	$0.90	-5.6%	$2.49	$2.73	-8.8%

Our total revenues increased 12.8 percent in the third quarter of 2017 compared to the third quarter of 2016. The increase in total revenues was driven by increased pricing and volume growth across all of our transportation services. Our total net revenues increased 6.3 percent in the third quarter of 2017 compared to the third quarter of 2016. APC Logistics (“APC”), which was acquired at the close of business on September 30, 2016, represented approximately two percent of our total net revenues in the third quarter of 2017. As previously announced, we acquired Milgram & Company Ltd. ("Milgram") on August 31, 2017, for the purpose of expanding our global presence and bringing additional capabilities and expertise to our portfolio.
For the third quarter of 2017, our total operating expenses increased 15.0 percent compared to the third quarter of 2016. Personnel expenses increased 14.1 percent in the third quarter of 2017 compared to the third quarter of 2016. The increase in personnel expenses was the result of an increase in average headcount of 8.7 percent and an increase in variable compensation in the third quarter of 2017 compared to the third quarter of 2016. Other selling, general, and administrative expenses increased 17.6 percent. This increase was driven by costs related to the addition of the APC and Milgram businesses, and increases in the provision for bad debt, claims expenses, and warehouse costs.
Interest and other expenses increased approximately $3.1 million, or 41.2 percent, in the third quarter of 2017 compared to the third quarter of 2016. Interest expense increased due to a higher average debt balance and higher interest rates during the third

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C.H. Robinson Worldwide, Inc.
October 31, 2017

quarter of 2017 compared to the third quarter of 2016. The higher average debt balance is a result of borrowings for the acquisition of Milgram and increased working capital needs.
The provision for income taxes decreased 13.4 percent in the third quarter of 2017 compared to the third quarter of 2016. During the third quarter of 2017, the provision for income taxes decreased by $2.7 million due to tax credits associated with foreign earnings deemed to be subject to U.S. taxation. During the first quarter of 2017, we adopted ASU 2016-09, Compensation - Stock Compensation (Topic 718). The adoption of ASU 2016-09 prospectively impacts the recording of income taxes related to share-based payment awards in our consolidated financial position and results of operations, as well as the operating and financing cash flows on the consolidated statements of cash flows. This adoption resulted in a decrease in our provision for income taxes of $1.3 million in the third quarter of 2017.
Results by Segment
Our three reportable segments are: North American Surface Transportation (“NAST”), Global Forwarding, and Robinson Fresh. The balance of our business is reported as “All Other and Corporate.” All Other and Corporate includes our non-reportable segments, including Managed Services and Other Surface Transportation.
NAST provides freight transportation services across North America through a network of offices in the United States, Canada, and Mexico. The primary services provided by NAST include truckload, less than truckload (“LTL”), and intermodal. Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% change	2017	2016	% change
Total revenues (1)	$2,469,420	$2,252,187	9.6%	$7,110,223	$6,456,281	10.1%
Net revenues	377,403	378,073	-0.2%	1,109,749	1,161,074	-4.4%
Income from operations	151,392	171,733	-11.8%	447,553	516,805	-13.4%

(1) Excludes intersegment revenues.

NAST total revenues increased 9.6 percent to $2.5 billion in the third quarter of 2017 from $2.3 billion in the third quarter of 2016. This increase was driven by pricing increases in all services. NAST net revenues decreased 0.2 percent to $377.4 million in the third quarter of 2017 compared to $378.1 million in the third quarter of 2016, primarily from a decline in truckload net revenues.

NAST truckload net revenues decreased 2.1 percent to $266.6 million in the third quarter of 2017 compared to $272.4 million in the third quarter of 2016, while truckload volumes were flat. NAST truckload net revenue margin decreased in the third quarter of 2017 compared to the third quarter of 2016, due to transportation costs rising faster than truckload pricing.

NAST accounted for approximately 93 percent of our total North America truckload net revenues in the third quarter of 2017 and 92 percent in the third quarter of 2016. The majority of the remaining North American truckload net revenues is included in Robinson Fresh. Excluding the estimated impacts of the change in fuel prices, our average North America truckload rate per mile charged to our customers increased 6.5 percent in the third quarter of 2017 compared to the third quarter of 2016. Our truckload transportation costs increased approximately 8.5 percent, excluding the estimated impacts of the change in fuel prices.

NAST LTL net revenues increased 4.8 percent to $97.6 million in the third quarter of 2017 compared to $93.1 million in the third quarter of 2016. NAST LTL volumes increased approximately 6.5 percent in the third quarter of 2017 compared to the third quarter of 2016, and net revenue margin decreased.

NAST intermodal net revenues decreased 1.4 percent to $7.1 million in the third quarter of 2017 compared to $7.2 million in the third quarter of 2016. NAST intermodal net revenues and net revenue margin decreased while volume increased in the third quarter of 2017 compared to the third quarter of 2016 due to contractual volume growth, partially offset by a decrease in transactional business.

NAST operating expenses increased 9.5 percent in the third quarter of 2017 to $226.0 million compared to $206.3 million in the third quarter of 2016. This increase was due to increases in selling, general, and administrative expenses and personnel expenses. The increase in selling, general, and administrative expenses is primarily due to an increase in the provision for bad debt and claims expense. The increase in personnel expense is related an increase in average headcount of 1.9 percent. The operating expenses of NAST and all other segments include allocated corporate expenses.

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C.H. Robinson Worldwide, Inc.
October 31, 2017

Global Forwarding provides global logistics services through an international network of offices in North America, Asia, Europe, Australia, and South America and also contracts with independent agents worldwide. The primary services provided by Global Forwarding include ocean freight services, airfreight services, and customs brokerage. Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% change	2017	2016	% change
Total revenues (1)	$552,134	$390,830	41.3%	$1,549,742	$1,098,715	41.1%
Net revenues	129,842	93,368	39.1%	357,411	283,458	26.1%
Income from operations	31,125	17,047	82.6%	75,006	56,300	33.2%

(1) Excludes intersegment revenues.

Global Forwarding total revenues increased 41.3 percent in the third quarter of 2017 to $552.1 million from $390.8 million in the third quarter of 2016. Global Forwarding net revenues increased 39.1 percent to $129.8 million in the third quarter of 2017 compared to $93.4 million in the third quarter of 2016. The acquisitions of APC and Milgram accounted for approximately 18 percentage points of the net revenue growth in Global Forwarding.

Ocean net revenues increased 44.0 percent to $81.1 million in the third quarter of 2017 compared to $56.3 million in the third quarter of 2016. Air net revenues increased 32.7 percent to $24.0 million in the third quarter of 2017 compared to $18.1 million in the third quarter of 2016. Customs net revenues increased 41.4 percent to $17.4 million in the third quarter of 2017 compared to $12.3 million in the third quarter of 2016. These increases were primarily due to volume increases, including those from acquisitions.

Global Forwarding operating expenses increased 29.3 percent in the third quarter of 2017 to $98.7 million from $76.3 million in the third quarter of 2016. This increase was due to increases in both personnel and selling, general, and administrative expenses. The personnel expense increase was driven by an average headcount increase of 20.8 percent. The acquisitions of APC and Milgram added approximately 18 percent to Global Forwarding average headcount. The selling, general, and administrative expense increase was primarily driven by the acquisition amortization related to APC and Milgram.

Robinson Fresh provides sourcing services under the name of Robinson Fresh. Our sourcing services primarily include the buying, selling, and marketing of fresh fruits, vegetables, and other perishable items. Robinson Fresh sources products from around the world and has a physical presence in North America, Europe, Asia, and South America. This segment often provides the logistics and transportation of the products it sells, in addition to temperature controlled transportation services for its customers. Summarized financial results of our Robinson Fresh segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% change	2017	2016	% change
Total revenues (1)	$613,646	$590,385	3.9%	$1,821,094	$1,814,682	0.4%
Net revenues	54,253	57,036	-4.9%	171,936	183,041	-6.1%
Income from operations	11,586	17,733	-34.7%	40,487	62,777	-35.5%

(1) Excludes intersegment revenues.

Robinson Fresh total revenues increased 3.9 percent to $613.6 million in the third quarter of 2017 from $590.4 million in the third quarter of 2016. Robinson Fresh net revenues decreased 4.9 percent to $54.3 million in the third quarter of 2017 compared to $57.0 million in the third quarter of 2016 primarily as a result of declines in transportation net revenues.

Robinson Fresh sourcing net revenues were flat at $29.8 million in the third quarter of 2017 compared to the third quarter of 2016. A slight increase in net revenue margin was offset by a case volume decrease of one percent compared to the third quarter of 2016.

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C.H. Robinson Worldwide, Inc.
October 31, 2017

Robinson Fresh transportation net revenues decreased 10.0 percent to $24.5 million in the third quarter of 2017 compared to $27.2 million in the third quarter of 2016, primarily due to a decrease in truckload revenue. Robinson Fresh transportation net revenue margin decreased in the third quarter of 2017 compared to the third quarter of 2016.

Robinson Fresh operating expenses increased 8.6 percent in the third quarter of 2017 to $42.7 million from $39.3 million in the third quarter of 2016. This was primarily due to an increase in warehousing expenses related to expanding facilities and a 1.5 percent increase in average headcount.

All Other and Corporate includes our Managed Services segment, as well as Other Surface Transportation outside of North America and other miscellaneous revenues. It also includes any unallocated corporate expenses. Managed Services provides Transportation Management Service, or Managed TMS. Europe Surface Transportation provides services similar to NAST across the European continent. Net revenues for Managed Services and Other Surface Transportation are summarized as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
Net revenues	2017	2016	% change	2017	2016	% change
Managed Services	$18,487	$16,680	10.8%	$53,844	$47,034	14.5%
Other Surface Transportation	13,861	13,305	4.2%	43,261	41,405	4.5%

Managed Services net revenues increased 10.8 percent in the third quarter of 2017 to $18.5 million compared to $16.7 million the third quarter of 2016. This increase was a result of new business. Other surface transportation net revenues increased 4.2 percent in the third quarter of 2017 to $13.9 million compared to $13.3 million in the third quarter of 2016. This increase is primarily the result of increased volumes, partially offset by margin compression in the surface transportation business in Europe.

About C.H. Robinson
At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 113,000 customers and 107,000 contract carriers through our integrated network of offices and more than 14,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; risks of unexpected or unanticipated events or opportunities that might require additional capital expenditures; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

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C.H. Robinson Worldwide, Inc.
October 31, 2017

Conference Call Information:
C.H. Robinson Worldwide Third Quarter 2017 Earnings Conference Call
Wednesday, November 1, 2017; 8:30 a.m. Eastern Time
We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817
Callers should reference the conference ID, which is 13670605
An audio replay will be available at http://investor.chrobinson.com.
Telephone audio replay available until 11:30 a.m. Eastern Time on November 8, 2017: 877-660-6853;
passcode: 13670605#
International callers dial +1-201-612-7415

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C.H. Robinson Worldwide, Inc.
October 31, 2017

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016

Revenues:
Transportation	$3,433,701	$2,998,583	$9,855,739	$8,593,767
Sourcing	350,750	357,171	1,053,855	1,135,671
Total revenues	3,784,451	3,355,754	10,909,594	9,729,438
Costs and expenses:
Purchased transportation and related services	2,869,616	2,469,939	8,214,856	6,974,556
Purchased products sourced for resale	320,989	327,353	958,537	1,038,870
Personnel expenses	293,204	256,883	867,928	804,631
Other selling, general, and administrative expenses	106,177	90,312	304,030	267,415
Total costs and expenses	3,589,986	3,144,487	10,345,351	9,085,472
Income from operations	194,465	211,267	564,243	643,966
Interest and other expense	(10,484)	(7,426)	(29,154)	(22,463)
Income before provision for income taxes	183,981	203,841	535,089	621,503
Provisions for income taxes	64,795	74,813	182,752	230,422
Net income	$119,186	$129,028	$352,337	$391,081

Net income per share (basic)	$0.85	$0.90	$2.50	$2.73
Net income per share (diluted)	$0.85	$0.90	$2.49	$2.73

Weighted average shares outstanding (basic)	140,422	142,611	140,962	143,040
Weighted average shares outstanding (diluted)	141,022	142,883	141,403	143,245

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C.H. Robinson Worldwide, Inc.
October 31, 2017

BUSINESS SEGMENT INFORMATION
(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three Months Ended September 30, 2017
Revenues	$2,469,420	$552,134	$613,646	$149,251	$—	$3,784,451
Intersegment revenues (1)	115,796	7,873	43,272	3,228	(170,169)	—
Total revenues	$2,585,216	$560,007	$656,918	$152,479	$(170,169)	$3,784,451
Net revenues	$377,403	$129,842	$54,253	$32,348	$—	$593,846
Operating income	$151,392	$31,125	$11,586	$362	$—	$194,465
Depreciation and amortization	$5,808	$8,455	$1,190	$8,510	$—	$23,963
Total Assets	$2,297,980	$840,762	$413,520	$623,326	$—	$4,175,588
Average headcount	6,998	4,301	970	2,634	—	14,903

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three Months Ended September 30, 2016
Revenues	$2,252,187	$390,830	$590,385	$122,352	$—	$3,355,754
Intersegment revenues (1)	79,728	8,742	32,255	100	(120,825)	—
Total revenues	$2,331,915	$399,572	$622,640	$122,452	$(120,825)	$3,355,754
Net revenues	$378,073	$93,368	$57,036	$29,985	$—	$558,462
Operating income	$171,733	$17,047	$17,733	$4,754	$—	$211,267
Depreciation and amortization	$5,547	$5,073	$983	$6,054	$—	$17,657
Total Assets	$2,115,467	$625,267	$405,832	$517,496	$—	$3,664,062
Average headcount (2)	6,869	3,559	956	2,322	—	13,706

(1) Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.
(2) Average headcount does not include employees of APC added on September 30, 2016.

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C.H. Robinson Worldwide, Inc.
October 31, 2017

BUSINESS SEGMENT INFORMATION
(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Nine Months Ended September 30, 2017
Revenues	$7,110,223	$1,549,742	$1,821,094	$428,535	$—	$10,909,594
Intersegment revenues (1)	329,193	23,456	116,281	13,776	(482,706)	—
Total revenues	$7,439,416	$1,573,198	$1,937,375	$442,311	$(482,706)	$10,909,594
Net revenues	$1,109,749	$357,411	$171,936	$97,105	—	$1,736,201
Operating income	$447,553	$75,006	$40,487	$1,197	—	$564,243
Depreciation and amortization	$17,104	$24,574	$3,534	$24,128	—	$69,340
Total Assets	$2,297,980	$840,762	$413,520	$623,326	—	$4,175,588
Average headcount	6,921	4,113	966	2,590	—	14,590

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Nine Months Ended September 30, 2016
Revenues	$6,456,281	$1,098,715	$1,814,682	$359,760	$—	$9,729,438
Intersegment revenues (1)	211,540	23,585	83,200	642	(318,967)	—
Total revenues	$6,667,821	$1,122,300	$1,897,882	$360,402	$(318,967)	$9,729,438
Net revenues	$1,161,074	$283,458	$183,041	$88,439	$—	$1,716,012
Operating income	$516,805	$56,300	$62,777	$8,084	—	$643,966
Depreciation and amortization	$16,551	$15,231	$2,590	$18,344	—	$52,716
Total Assets	$2,115,467	$625,267	$405,832	$517,496	—	$3,664,062
Average headcount (2)	6,767	3,523	939	2,249	—	13,478

(1) Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.
(2) Average headcount does not include employees of APC added on September 30, 2016.

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C.H. Robinson Worldwide, Inc.
October 31, 2017

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$297,307	$247,666
Receivables, net	2,104,314	1,711,191
Other current assets	53,225	49,245
Total current assets	2,454,846	2,008,102

Property and equipment, net	232,905	232,953
Intangible and other assets	1,487,837	1,446,703
Total assets	$4,175,588	$3,687,758

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,104,060	$921,788
Accrued compensation	92,005	98,107
Accrued income taxes	11,477	15,472
Other accrued expenses	59,760	70,351
Current portion of debt	719,000	740,000
Total current liabilities	1,986,302	1,845,718

Long term debt	750,000	500,000
Noncurrent income taxes payable	17,774	18,849
Deferred tax liability	66,396	65,122
Other long-term liabilities	241	222
Total liabilities	2,820,713	2,429,911

Total stockholders’ investment	1,354,875	1,257,847
Total liabilities and stockholders’ investment	$4,175,588	$3,687,758

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C.H. Robinson Worldwide, Inc.
October 31, 2017

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands, except operational data)

	Nine Months Ended
	September 30,
	2017	2016
Operating activities:
Net income	$352,337	$391,081
Stock-based compensation	24,509	30,626
Depreciation and amortization	69,340	52,716
Provision for doubtful accounts	11,176	2,738
Deferred income taxes	(6,779)	21,832
Excess tax benefit on stock-based compensation	(11,908)	(17,207)
Other	1,352	566
Changes in operating elements, net of acquisitions:
Receivables	(377,280)	(137,813)
Prepaid expenses and other	677	(12,148)
Other non-current assets	(2,220)	(2,793)
Accounts payable and outstanding checks	166,152	93,510
Accrued compensation and profit-sharing contribution	(6,102)	(50,105)
Accrued income taxes	7,873	14,048
Other accrued liabilities	(10,778)	(10,223)
Net cash provided by operating activities	218,349	376,828

Investing activities:
Purchases of property and equipment	(32,132)	(56,125)
Purchases and development of software	(14,286)	(14,986)
Acquisitions, net of cash	(48,446)	(220,203)
Other	204	(735)
Net cash used for investing activities	(94,660)	(292,049)

Financing activities:
Borrowings on accounts receivable securitization facility	250,000	—
Borrowings on line of credit	6,448,000	4,415,000
Repayments on line of credit	(6,469,000)	(4,140,000)
Net repurchases of common stock	(127,467)	(129,302)
Excess tax benefit on stock-based compensation	—	17,207
Cash dividends	(192,765)	(191,129)
Net cash used for financing activities	(91,232)	(28,224)
Effect of exchange rates on cash	17,184	(335)

Net change in cash and cash equivalents	49,641	56,220
Cash and cash equivalents, beginning of period	247,666	168,229
Cash and cash equivalents, end of period	$297,307	$224,449

	As of September 30,
Operational Data:	2017	2016 (1)
Employees	14,998	14,023
(1) Includes 313 APC Logistics employees added on September 30, 2016
Source: C.H. Robinson
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